EXHIBIT 3.1g

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:34 PM 10/29/2013
SRV 131248617 – 3127637 FILE

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

MERGING

DELTA INTERNATIONAL OIL AND GAS INC.

INTO

DELTA MUTUAL, INC.
(Pursuant to Section 253 of the General Corporation Law of Delaware)

Delta Mutual, Inc., a corporation incorporated on the 17th day of November, 1999, pursuant to the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That this corporation owns 100% of the capital stock of  Delta International Oil and Gas Inc., a corporation incorporated on the 24th day of October, 2013, pursuant to the provisions of the General Corporation Law of the State of Delaware; and

That this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 29th day of October, 2013, did merge into itself said Delta International Oil and Gas Inc., which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 100% of the outstanding stock of
Delta International Oil and Gas Inc., a corporation organized and existing under the laws of the State of Delaware, and

WHEREAS this corporation desires to merge into itself the said Delta International Oil and Gas Inc. and to be possessed of all the estate, property, rights, privileges and franchises of said corporation,

NOW, THEREFORE,  BE IT RESOLVED, that this corporation merge into itself said Delta International Oil and Gas Inc. and assumes all of its liabilities and obligations; and

FURTHER RESOLVED, that this corporation relinquishes its corporate name and assumes in place thereof the name Delta International Oil & Gas Inc., and that the Certificate of Incorporation of this corporation be so amended to change the name of this corporation to Delta International Oil & Gas Inc.; and

FURTHER RESOLVED, that the effective time of the amendment to this corporation’s Certificate of Incorporation to change its name shall be upon filing; and

FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said Delta International Oil and Gas Inc. into this corporation, to assume its liabilities and obligations, and to change the name of this corporation to Delta International Oil & Gas Inc., and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and

FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger and the change of this corporation’s name in the merger.

IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 29th day of October, 2013.

By:	/s/ Malcolm W. Sherman
Malcolm W. Sherman, Chief Executive Officer